EXHIBIT 21.1
FIDELITY NATIONAL FINANCIAL, INC.
List of Subsidiaries
12/31/2008
12 Significant Subsidiaries

COMPANY	INCORPORATION
Ceridian Corporation	Delaware
Chicago Title and Trust Company	Illinois
Chicago Title Company	California
Chicago Title Insurance Company	Missouri
Commonwealth Land Title Insurance Company	Nebraska
Fidelity National Title Group, Inc.	Delaware
Fidelity National Title Insurance Company	California
Lawyers Title Insurance Corporation	Nebraska
Micro General, LLC	Delaware
National Alliance Marketing Group, Inc.	California
Rocky Mountain Support Services, Inc.	Arizona
Ticor Title Insurance Company of Florida	Florida